Exhibit 4.1
AMENDMENT NO. 4
TO
RIGHTS AGREEMENT
This AMENDMENT NO. 4 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of November 4, 2011, between Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement dated as of December 10, 2001, between the parties hereto.
RECITALS
WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Rights Agreement to modify the definition of Exempted Person to exclude a certain stockholder of the Company from such definition in specified circumstances; and
WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.
AGREEMENT
NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Section 1(oo) of the Rights Agreement is hereby amended to read in its entirety as follows:
(oo)	“Exempted Person” shall mean Pillar Pharmaceuticals I, L.P., together with all of its Affiliates and Associates (“Pillar”), unless and until the earlier of such time as Pillar, directly or indirectly, becomes the Beneficial Owner of less than 14% of the Common Stock then outstanding, in which event, Pillar immediately shall cease to be an Exempted Person.”

2. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.
3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware; provided, however, that all rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

IDERA PHARMACEUTICALS, INC.
By:	/s/ Sudhir Agrawal
	Name:	Sudhir Agrawal
	Title:	Chief Executive Officer

MELLON INVESTORS SERVICES LLC, as Rights Agent
By:	/s/ John Boryczki
	Name:	John Boryczki
	Title:	Relationship Manager